Exhibit 24.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Shareholders
AOB Biotech, Inc. and Subsidiaries
(A California Corporation)

We hereby consent to the inclusion by reference of our audit report dated April 5, 2006, for the years ended May 31, 2005 and May 31, 2004 and our review report dated May 24, 2006 for the nine-month period ended February 28, 2006, which appear in the Registration Statement on Form 10-SB of AOB Biotech, Inc. filed with Securities and Exchange Commission and to all references to our firm included in this Registration Statement on Form 10-SB.

/s/ Simon & Edward, LLP
Simon & Edward, LLP

City of Industry, CA
May 26, 2006